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                                                                  EXHIBIT (C)(2)


                                   MARK HUGHES
                             1800 CENTURY PARK EAST
                         CENTURY CITY, CALIFORNIA 90067


                               September 10, 1999


                                                       PRIVATE AND CONFIDENTIAL


The Special Committee appointed by
the Board of Directors of
Herbalife International, Inc.

         Re:      Equity Commitment

Dear Sirs:

         By separate letter dated the same date as this letter, I am revising the offer contained in my letter dated July 8, 1999 (as such offer was amended in my letter dated August 19, 1999). The purpose of this letter is to separately set forth my equity commitment in connection with the proposed transaction. All capitalized terms used herein without definition have the meanings given in the revised draft Agreement and Plan of Merger (the "AGREEMENT") accompanying my revised offer letter dated the same date as this letter.

         This will confirm that, subject to the conditions to the obligations of the Parent and the Purchaser to accept for purchase the shares tendered in the Offer and to complete the Merger, and provided that the Agreement has not been terminated in accordance with its terms, I will, prior to the acceptance by the Purchaser of shares properly tendered in the Offer, cause all shares of Company Common Stock owned, beneficially or of record, by me (including through my controlled and related entities and specifically including, without limitation, all shares owned, beneficially or of record, by the Mark Hughes Family Trust) (collectively, "MY SHARES") to be contributed to Parent, Purchaser or Debtor LLC. Further, none of my shares will be tendered in the Offer, nor shall they be subject to cancellation in exchange for the cash Merger Consideration, nor shall they be sold in the public market or otherwise transferred (excluding solely transfers between and among me and my controlled and related entities) prior to the earlier of the consummation of the Merger or the termination of the Agreement in accordance with its terms.

                                                     Very truly yours,

                                                     /s/ MARK HUGHES
                                                     ------------------------
                                                     Mark Hughes